Exhibit (d) (26)

WAIVER AND AMENDMENT AGREEMENT

THIS WAIVER AND AMENDMENT AGREEMENT (this “Waiver and Amendment Agreement”) is entered into as of July 2, 2013 by and among SPRINT NEXTEL CORPORATION, a Kansas corporation (“Sprint Nextel”), SPRINT HOLDCO, LLC, a Delaware limited liability company (“Sprint”), SN UHC 1, INC., a Delaware corporation, COMCAST CORPORATION, a Pennsylvania corporation, in its capacity as the Strategic Investor Representative (“Comcast”), COMCAST WIRELESS INVESTMENT, LLC, a Delaware limited liability company (“Comcast Wireless”), and BHN SPECTRUM INVESTMENTS, LLC, a Delaware limited liability company (“BHN”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in that certain Equityholders’ Agreement dated as of November 28, 2008 (the “Original Equityholders’ Agreement”), as amended by that certain Amendment to Equityholders’ Agreement, dated as of December 8, 2010, that certain Second Amendment to Equityholders’ Agreement, dated as of December 17, 2012, and that certain Third Amendment to Equityholders’ Agreement, dated as of December 17, 2012 (the Original Equityholders’ Agreement as so amended, the “Equityholders’ Agreement”),

RECITALS

WHEREAS, Clearwire Corporation, a Delaware corporation (the “Company”), Sprint and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint, are parties to an Agreement and Plan of Merger dated as of December 17, 2012 (as amended by the First Amendment to Agreement and Plan of Merger dated as of April 18, 2013, the Second Amendment to Agreement and Plan of Merger dated as of May 21, 2013 and the Third Amendment to Agreement and Plan of Merger dated as of June 20, 2013, the “Merger Agreement”), whereby Collie Acquisition Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Intel Capital Wireless Investment Corporation 2008A, a Delaware corporation (“Intel A”), Intel Capital Corporation, a Delaware corporation (“Intel Capital”), Intel Capital (Cayman) Corporation, a Cayman Islands corporation (“Intel Cayman”), Middlefield Ventures, Inc., a Delaware corporation (“Middlefield”, and together with Intel A, Intel Capital and Intel Cayman, “Intel”), the Company, Comcast Wireless and BHN are parties to that certain Voting and Support Agreement dated as of December 17, 2012 (the “Voting and Support Agreement”);

WHEREAS, prior to, on and after the date hereof, Sprint Nextel has entered into or contemplates entering into certain irrevocable voting and sale agreements referred to on Exhibit A hereto (each, a “Voting and Sale Agreement”), with certain stockholders of the Company, pursuant to which, among other things, (i) each stockholder party thereto has agreed or will agree to vote the shares of Class A Common Stock owned by such stockholder in favor of the adoption of the Merger Agreement at the Company Stockholders’ Meeting (as defined in the Merger Agreement) or any adjournment thereof at which the Merger Agreement is to be voted upon, and (ii) upon termination of the Merger Agreement in accordance with the terms thereof, each such stockholder has agreed or will agree to sell to Sprint Nextel, and Sprint Nextel has agreed or will agree to purchase, the shares of Class A Common Stock owned by such stockholder at a price per share of Class A Common Stock equal to the Merger Consideration (as defined in the Merger Agreement), in each case, as set forth in the Voting and Sale Agreements.

WHEREAS, Section 3.7 of the Equityholders’ Agreement prohibits the Standstill Equityholders from engaging directly or indirectly in certain negotiations, activities and transactions relating to the acquisition of any Common Stock (or beneficial ownership of Common Stock) of the Company and certain other transactions;

WHEREAS, Section 7(e)(ii) of the Voting and Support Agreement contained a waiver of Section 3.7 of the Equityholders’ Agreement to the extent set forth therein;

WHEREAS, Section 4.3 of the Equityholders’ Agreement allows for the waiver of any provision of the Equityholders’ Agreement upon the written approval of the Company, the Strategic Investor Representative (on behalf of the Strategic Investor Group), Sprint and Intel;

WHEREAS, in consideration for the Strategic Investor Representative (on behalf of the Strategic Investor Group) granting the waivers to the Equityholders’ Agreement pursuant to Section 1 of this Waiver and Amendment Agreement with respect to negotiation and entry into of the Voting and Sale Agreements prior to, on and after the date hereof, Sprint, Sprint Nextel, BHN and Comcast Wireless desire to amend the provisions applicable to BHN and Comcast Wireless (each, a “Stockholder”) of that certain Agreement Regarding Right of First Offer dated as of December 17, 2012 (as amended, the “ROFO Agreement”) among Sprint, Sprint Nextel, Intel, BHN and Comcast Wireless to, among other things, provide that each Stockholder will offer to sell to Sprint, and Sprint will purchase (in each case, in accordance with the terms of the Equityholders’ Agreement) from each such Stockholder, all of the Company Shares (as defined in the ROFO Agreement) that such Stockholder owns at a price per share of Class A Common Stock and Class B Common Stock (together with each corresponding equity security in the LLC) equal to the Merger Consideration (as such term is defined in the Merger Agreement, as amended through the date of such agreement’s termination), if the Merger Agreement is terminated for any reason (and not solely pursuant to Section 6.1(b)(iii) thereof) and regardless of whether the Sprint-SoftBank Merger Agreement (as defined in the ROFO Agreement) or any alternative transaction shall have occurred; and

WHEREAS, each of the parties hereto desires to enter into this Waiver and Amendment Agreement on the terms and limitations set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

AGREEMENT

1. Limited Waiver and Amendment of Equityholders’ Agreement.

(a) Notwithstanding any term, provision or condition included in the Equityholders’ Agreement to the contrary, Sprint and its Affiliates may (whether prior to, on or after the date hereof) (i) hold discussions and negotiations with the Company and its stockholders with respect to entering into one or more Voting and Sale Agreements and (ii) enter into and perform such Voting and Sale Agreements.

2

(b) The Company, the Strategic Investor Representative (on behalf of the Strategic Investor Group) and Sprint agree that in connection with any Sale (as defined in the ROFO Agreement) in accordance with Section 4 of the ROFO Agreement, the reference to “30 days” and “45 days” in Sections 3.3(b) and 3.3(e)(ii), respectively, of the Equityholders’ Agreement shall instead each be deemed to be references to “five Business Days”.

2. Amendment to ROFO Agreement. Sprint, Sprint Nextel, BHN and Comcast Wireless agree that the provisions of the ROFO Agreement applicable to the Stockholders shall be deemed amended as follows:

(a) The first sentence of Section 4 of the ROFO Agreement is amended and restated in its entirety as follows: “Unless the Effective Time has previously occurred, upon the earlier of (i) October 15, 2013 (the “End Date”) and (ii) the termination of the Merger Agreement in accordance with its terms, Sprint Holdco shall promptly deliver notice thereof to each Stockholder (the “Termination Notice”), provided that, if, after using all reasonable efforts to obtain all necessary governmental approvals and third party consents to permit the Sale (as defined below), Sprint Holdco has not obtained such approvals by the End Date, Sprint Holdco shall be permitted to extend the End Date to the earlier of (A) two Business Days after the date Sprint Holdco obtains such governmental approvals or third party consents and (B) November 28, 2013.

(b) The following sentences shall be added to the end of Section 4 of the ROFO Agreement: “If the Sale occurs and at any time prior to the one-year anniversary of the consummation of the Sale, Sprint Holdco or any of its Affiliates acquires all, but not less than all, of the outstanding shares of Company Common Stock not held by Sprint Holdco or any of its Affiliates, whether by merger, tender offer, purchase or other similar transaction (a “Subsequent Transaction”) at a price per share of Company Common Stock in excess of the price paid in the Sale, then within five Business Days of the consummation of any Subsequent Transaction, Sprint shall pay or cause to be paid in cash to each Stockholder, for each share of Class A Common Stock or each share of Class B Common Stock (and corresponding Class B Common Units) purchased in the Sale, the difference between the price per share of Class A Common Stock or Class B Common Stock (and corresponding Class B Common Units), as applicable, paid in the Sale and the price per share of Company Common Stock paid in the Subsequent Transaction. In the event that the consideration paid by Sprint Holdco or any such Affiliate consists in whole or in part of Sprint Nextel common stock or other securities of Sprint Nextel (“Reference Securities”), the value of such Reference Securities that are publicly-traded shall be determined by the average of the closing price of such Reference Securities for the five trading days immediately preceding the closing of the Subsequent Transaction. If such Reference Securities are not publicly-traded, the value shall be determined in good faith by the board of directors of Sprint Nextel or any committee thereof. For the avoidance of doubt, any award in excess of the price paid in the Sale in an appraisal proceeding in the State of Delaware shall not entitle the Stockholder to any payment in respect of any Subsequent Transaction.”

(c) For the avoidance of doubt, the per Class A Share (as defined in the Transferor Interest Notice attached as Exhibit A to the ROFO Agreement (the “Transferor Interest Notice”)) and per Class B Interest (as defined in the Transferor Interest Notice) sale price set forth in the Transferor Interest Notice shall be the highest price per share of Company Common Stock

3

agreed to be paid by Sprint Nextel or any of its Affiliates in the Merger (or in any similar merger, consolidation or similar transaction involving Sprint Holdco or one or more of its Affiliates and the Company consummated or entered into prior to the End Date (as defined in the ROFO Agreement) or the date of delivery of the Termination Notice); provided that the per share Class A Common Stock or Class B Common Stock (and corresponding Class B Common Units) sale price set forth in the Transferor Interest Notice shall not be less than $5.00, without interest.

(d) Section 7(a) of the ROFO Agreement is hereby amended (a) to delete clause (iii) and clause (iv), and to renumber clause (v) as clause (iii) and clause (vi) as clause (iv) and (b) to add the words “(except for the provisions of Section 4 as they relate to a Subsequent Transaction, which shall remain in full force and effect after termination of this Agreement)” prior to the semicolon at the end of such renumbered clause (iv).

3. Indemnification.

(a) Sprint Nextel agrees to indemnify, defend and hold harmless each Stockholder and its Affiliates and its and its Affiliates’ respective officers, directors, employees, members, partners, equityholders, agents and each other Person, if any, controlling it or any of its Affiliates (each an “Indemnified Person”) from and against any and all losses, claims, suits, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject under applicable Law or otherwise relating to, arising out of or in connection with this Waiver and Amendment Agreement, the Voting and Support Agreement or the ROFO Agreement or its performance hereunder or thereunder, or any Proceeding (as defined in the Merger Agreement) relating to the foregoing regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each Indemnified Person for any documented reasonable legal or other expenses as they are incurred in connection with investigating, preparing, pursuing, responding to or defending any of the foregoing.

(b) Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, such Indemnified Person shall, if a claim is to be made hereunder against Sprint Nextel in respect thereof, notify Sprint Nextel in writing of the commencement thereof; provided that (i) the omission to so notify Sprint Nextel shall not relieve Sprint Nextel from any liability or obligation which it may have hereunder except to the extent Sprint Nextel has been actually and materially prejudiced by such failure and (ii) the omission to so notify Sprint Nextel shall not relieve it from any liability which it may have to an Indemnified Person otherwise than on account of these indemnity provisions. In case any such Proceedings are brought against any Indemnified Person and it notifies Sprint Nextel of the commencement thereof, Sprint Nextel shall be entitled to participate therein and, to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both the Indemnified Person and Sprint Nextel and the Indemnified Person with the advice of counsel shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Sprint Nextel and that representation of both Sprint Nextel and the Indemnified Person would be inappropriate or inadvisable due to actual or potential differing interests between Sprint Nextel and such Indemnified Person, the Indemnified Person shall have the right to select separate counsel not reasonably disapproved by Sprint Nextel to assert such legal defenses and to otherwise participate in the defense of such

4

Proceedings on behalf of such Indemnified Person and Sprint Nextel shall not have the right to assume the defense thereof. Upon receipt of notice from Sprint Nextel to such Indemnified Person of its election to so assume the defense of such Proceedings and approval by the Indemnified Person of counsel, Sprint Nextel shall not be liable to such Indemnified Person for expenses incurred by the Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation and of monitoring such Proceeding) unless (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that Sprint Nextel shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel), representing the Indemnified Persons who are parties to such Proceedings), (ii) Sprint Nextel shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) Sprint Nextel has authorized in writing the employment of counsel for the Indemnified Person.

(c) Sprint Nextel shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such Proceedings, Sprint Nextel agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested Sprint Nextel to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings, Sprint Nextel shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by Sprint Nextel of such request for reimbursement and (ii) Sprint Nextel shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. Sprint Nextel shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include a statement as to an admission of fault, culpability or a failure to act by or on behalf of any such Indemnified Person and (c) does not impose any restriction whatsoever on any Indemnified Person.

(d) Notwithstanding any other provision of this Waiver and Amendment Agreement, Sprint Nextel shall not be obligated pursuant to the terms of this Waiver and Amendment Agreement:

(i) to indemnify with respect to claims initiated or brought voluntarily by an Indemnified Person and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement; or

(ii) to indemnify an Indemnified Person for the payment of profits arising from the purchase and sale of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

5

(e) In the event of payment under these indemnity provisions, Sprint Nextel shall be subrogated to the extent of such payment to all of the rights of recovery of an Indemnified Person, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable Sprint Nextel effectively to bring suit to enforce such rights.

4. Other Provisions. This Waiver and Amendment Agreement shall be limited as written, nothing herein shall be deemed to constitute a waiver of any other term, provision or condition of the Equityholders’ Agreement or the ROFO Agreement or prejudice any right or remedy that any waiving party may have or may in the future have under the Equityholders’ Agreement or the ROFO Agreement or otherwise and, except as expressly set forth in Section 1 above, all provisions of the Equityholders’ Agreement or the ROFO Agreement shall remain in full force and effect.

5. Counterparts. This Waiver and Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Waiver and Amendment Agreement.

7. Amendment/Assignment. This Waiver and Amendment Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto. No party may assign his or its rights or delegate his or its duties and obligations to be performed under this Waiver and Amendment Agreement without the prior written consent of each of the other parties. This Waiver and Amendment Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder, and no Person other than the parties hereto may exercise any right or enforce any obligation under this Waiver and Amendment Agreement.

8. Agreement. This Waiver and Amendment Agreement sets forth the entire understanding of the parties with respect to the subject matter contemplated hereby. This Waiver and Amendment Agreement is binding on and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9. Notices. All notices and other communications required or permitted under this Waiver and Amendment Agreement shall be made pursuant to Section 4.6 of the Equityholders’ Agreement.

6

SPRINT NEXTEL CORPORATION. /s/ Charles R. Wunsch Name: Charles R. Wunsch Title: Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to the Waiver and Amendment Agreement by and among Sprint Nextel Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Comcast Corporation in its capacity as the Strategic Investor Representative, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC]

SN UHC 1, INC. /s/ Charles R. Wunsch Name: Charles R. Wunsch Title: President

[Signature Page to the Waiver and Amendment Agreement by and among Sprint Nextel Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Comcast Corporation in its capacity as the Strategic Investor Representative, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC]

SPRINT HOLDCO, LLC /s/ Charles R. Wunsch Name: Charles R. Wunsch Title: President

[Signature Page to the Waiver and Amendment Agreement by and among Sprint Nextel Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Comcast Corporation in its capacity as the Strategic Investor Representative, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC]

COMCAST CORPORATION, as the Strategic Investor Representative

By:	/s/ Robert S. Pick
Name:	Robert S. Pick
Title:	SVP

[Signature Page to the Waiver and Amendment Agreement by and among Sprint Nextel Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Comcast Corporation in its capacity as the Strategic Investor Representative, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC]

COMCAST WIRELESS INVESTMENT, LLC

By:	/s/ Robert S. Pick
Name:	Robert S. Pick
Title:	SVP

[Signature Page to the Waiver and Amendment Agreement by and among Sprint Nextel Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Comcast Corporation in its capacity as the Strategic Investor Representative, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC]

BHN SPECTRUM INVESTMENTS, LLC

By:	/s/ Naomi M. Bergman
Name:	Naomi M. Bergman
Title:	President

[Signature Page to the Waiver and Amendment Agreement by and among Sprint Nextel Corporation, Sprint Holdco, LLC, SN UHC 1, Inc., Comcast Corporation in its capacity as the Strategic Investor Representative, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC]

EXHIBIT A

“Voting and Sale Agreement” shall mean (i) each of the agreements filed prior to the date hereof as exhibits 99.66, 99.67, 99.68, 99.69, 99.70, 99.71, 99.72, 99.73, 99.74, 99.75, 99.76 and 99.77 to the Schedule 13D filed by Sprint Nextel, Sprint and SN UHC 1, Inc. with respect to the Class A Common Stock and (ii) the voting and sale agreement with a group of Company stockholders substantially in the form provided to Intel, Comcast and BHN on July 2, 2013. Any agreement entered into by Sprint Nextel, Sprint, SN UHC 1, Inc. or any of their respective Affiliates (i) that is substantially in the form of the agreements referred to in the prior sentence or (ii) with any party to the Equityholders’ Agreement that is substantially in the form of this Waiver and Amendment Agreement shall, in each case, be deemed to be a “Voting and Sale Agreement;” provided that if Sprint Nextel, Sprint, SN UHC 1, Inc. or any of their respective Affiliates enters into an agreement or amendment or modification to an existing agreement containing provisions with respect to (i) the voting, sale or voting and sale of shares of Common Stock or (ii) the indemnification for matters (or comparable matters) for which indemnification is provided pursuant to Section 3 of this Agreement that, in each case, are more favorable to the other parties to such agreement than the applicable provisions contained in this Waiver and Amendment Agreement, the Voting and Support Agreement and/or the ROFO Agreement, then, in each case, (A) Sprint Nextel shall notify each Stockholder of the terms thereof as soon as reasonably practicable after the execution of such agreement and (B) the applicable provisions contained in this Agreement, the Voting and Support Agreement and/or the ROFO Agreement shall be automatically amended to incorporate such more favorable provisions contained in such agreement. For the avoidance of doubt, the previously disclosed expense reimbursement provisions of the various existing Voting and Sale Agreements (including the voting and sale agreement referenced in clause (ii) of the first sentence of this Exhibit A) shall not be deemed to trigger the provisions of the preceding sentence.